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Press Release
For immediate release
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Invesco Mortgage Capital Inc. Reports Fourth
Quarter 2010 Financial Results

Investor Relations Contact: Donald Ramon         404-439-3228
Media Relations Contact:     Bill Hensel                404-479-2886

Atlanta – March 1, 2011 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended December 31, 2010.

The Company reported net income of $40.9 million, or $1.00 per share (basic and diluted), for the quarter ended December 31, 2010 compared to $27.6 million, or $1.01 per share (basic and diluted), for the quarter ended September 30, 2010.  During the fourth quarter of 2010, the Company completed two follow-on common stock offerings generating net proceeds of $488.6 million.  The 48.2% increase in quarterly net income was driven by an increase in average earning assets as the Company invested the funds from the follow-on common stock offerings.

The Company also reported its book value per share as of December 31, 2010 was $20.49, compared to $20.28 per share as of September 30, 2010.

“We saw exciting opportunities to invest in the fourth quarter, particularly in late December,” said Richard King, President and Chief Executive Officer.  “During the quarter we completed two successful follow-on common stock offerings and quickly invested the capital opportunistically in our target assets which drove our 48.2 % increase in income.  Our balanced portfolio approach resulted in a $0.21 increase in our book value per share while maintaining stable earnings per share and producing a strong $0.97 dividend.”

($ in millions, except per share amounts)
	Q4 ‘10	Q3 ‘10
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$4,874.9	$2,401.5
Average Borrowed Funds	3,921.4	1,862.9
Average Equity	924.1	560.4

Interest Income	50.9	36.1
Interest Expense	10.6	8.9
Net Interest Income	40.3	27.2
Operating Expenses	4.2	2.9
Other Income	4.8	3.3
Net Income	40.9	27.6

Average Portfolio Yield	4.18%	6.01%
Cost of Funds	1.09%	1.90%
Debt to Equity Ratio	4.1	3.4
Return on Average Equity	17.69%	19.71%
Book Value per Share (Diluted)	$20.49	$20.28
Earnings per share (Basic and Diluted)	$1.00	$1.01
Dividend	$0.97	$1.00

Financial Summary

The Company’s portfolio of mortgage-backed securities (“MBS”) was $5.6 billion as of December 31, 2010, an increase of $3.1 billion from September 30, 2010.  For the quarter ended December 31, 2010, average earning assets were $4.9 billion which generated interest income of $50.9 million.  This represents an increase of $2.5 billion, or 104%, and $14.8 million, or 41%, respectively, from the third quarter of 2010.  The increase was primarily driven by the follow-on common stock offerings completed in the fourth quarter.

During the fourth quarter, the constant prepayment rate (“CPR”) of the Company’s portfolio of agency residential mortgage-backed securities (“RMBS”) continued to perform better than bonds with similar characteristics.  The Company’s 15-year agency RMBS portfolio had a 3-month CPR of 12.0, versus a rate of approximately 28.8 for bonds with similar characteristics.  The Company’s 30-year agency RMBS portfolio had a 3-month CPR of 14.6, compared to a rate of approximately 27.8 for bonds with similar characteristics.  The Company’s agency hybrid adjustable rate mortgage (“ARM”) portfolio had a 3-month CPR of 15.8 and the non-agency RMBS portfolio prepaid at a 3-month CPR of 16.0  Overall, the weighted average 3-month CPR on the portfolio was 12.8.

The Company historically financed its MBS portfolio with a combination of borrowings under repurchase agreements and the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”).  During the fourth quarter, the Company exercised its right to prepay the TALF loans and replaced the borrowings with advances under its existing repurchase agreements.  For the quarter ended December 31, 2010, the Company had average borrowings of approximately $3.9 billion and interest expense of $10.6 million, compared to $1.9 billion and $8.9 million, respectively, for the third quarter of 2010.

Operating expenses for the fourth quarter 2010 totalled $4.2 million compared to $2.9 million for the third quarter 2010.  The ratio of operating expenses to average equity in the fourth quarter of 2010 decreased 0.29% to 1.80% as the Company benefited from improved operating efficiency during the quarter.

The Company declared a dividend of $0.97 per share for the fourth quarter of 2010.  The dividend was paid on January 27, 2011

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Tuesday, March 1, 2011, at 8:00 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:         888-942-8507
International:                       415-228-4839
Passcode:                             Invesco

An audio replay will be available until 5:00 pm ET on March 22, 2011 by calling:

866-397-1427 (North America)
203-369-0534 (International)

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

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INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
$ in thousands, except per share data	2010	2009	2010	2009
Revenues
Interest income	50,945	12,546	134,229	23,529
Interest expense	10,652	2,557	29,556	4,627
Net interest income	40,293	9,989	104,673	18,902

Other income (loss) Gain on sale of investments, net	2,392	2,002	3,456	2,002
Equity in earnings and fair value change in unconsolidated limited partnerships	2,388	84	8,276	71
Loss on other-than-temporarily impaired securities	—	—	(510)	—
Unrealized loss on interest rate swaps	(46)	—	(90)	—
Gain on Credit Default Swap	13	—	13	—
Total other income	4,747	2,086	11,145	2,073

Expenses
Management fee – related party	2,986	760	8,080	1,513
General and administrative	663	150	1,393	499
Insurance	235	354	1,164	723
Professional fees	276	341	1,456	729
Total expenses	4,160	1,605	12,093	3,464
Net income	40,880	10,470	103,725	17,511

Net income attributable to non-controlling interest	1,466	1,447	5,326	2,417
Net income attributable to common shareholders	39,414	9,023	98,399	15,094
Earnings per share:
Net income attributable to common shareholders (basic and diluted)	1.00	1.02	3.78	3.37
Dividends declared per common share	0.97	1.05	3.49	1.66
Weighted average number of shares of common stock:
Basic	39,354	8,887	26,039	4,480
Diluted	40,785	10,312	27,468	5,198

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts	As of December 31,
ASSETS	2010	2009
	(Unaudited)

Mortgage-backed securities, at fair value	5,578,333	802,592
Cash	63,552	24,041
Restricted cash	101,144	14,432
Investment related receivable	7,601	2,737
Investments in unconsolidated limited partnerships, at fair value	54,725	4,128
Accrued interest receivable	22,503	3,518
Derivative Assets, at fair value	33,255	–
Other assets	1,287	1,952
Total assets	5,862,400	853,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	4,344,659	545,975
TALF financing	–	80,377
Derivative liability, at fair value	37,850	3,782
Dividends and distributions payable	49,741	10,828
Investment related payable	372,285	–
Accrued interest payable	2,579	598
Accounts payable and accrued expenses	1,065	665
Due to affiliate	3,407	865
Total liabilities	4,811,586	643,090

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	–	–
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 49,854,196 and 8,887,212 shares issued and outstanding, at December 31, 2010 and December 31, 2009, respectively	499	89
Additional paid in capital	1,002,809	172,385
Accumulated other comprehensive income	24,015	7,721
Retained earnings (accumulated deficit)	(8,173)	320
Total Invesco Mortgage Capital Inc. shareholders’ equity	1,019,150	180,515

Non-controlling interest	31,664	29,795
Total equity	1,050,814	210,310

Total liabilities and shareholders’ equity	5,862,400	853,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of December 31, 2010:

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon (1)	Average Yield (2)
Agency RMBS:
15 year fixed-rate	1,789,891	99,611	1,889,502	(8,688)	1,880,814	4.49%	2.89%
30 year fixed-rate	2,059,475	163,332	2,222,807	6,771	2,229,578	5.54%	3.57%
ARM	21,926	1,080	23,006	(494)	22,512	4.23%	2.55%
Hybrid ARM	70,253	1,612	71,865	448	72,313	3.68%	2.71%
Total Agency	3,941,545	265,635	4,207,180	(1,963)	4,205,217	5.03%	3.25%

MBS-CMO	57,232	(30,248)	26,984	1,821	28,805	4.92%	3.59%
Non-Agency MBS	1,168,797	(339,501)	829,296	17,072	846,368	4.83%	5.47%
CMBS	488,246	(4,640)	483,606	14,337	497,943	5.35%	5.51%
Total	5,655,820	(108,754)	5,547,066	31,267	5,578,333	5.01%	3.78%
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(1)  Net weighted average coupon (“WAC”) is presented net of servicing and other fees.
(2)  Average yield incorporates future prepayment assumptions.

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended December 31, 2010 and December 31, 2009:

$ in thousands	December 31, 2010		December 31, 2009
Repurchase Agreements	Amount Outstanding	Weighted Average Interest Rate	Amount Outstanding	Weighted Average Interest Rate
Agency RMBS	3,483,440	0.33%	545,975	0.26%
Non-Agency RBS	459,979	1.76%	—	—
CMBS	401,240	1.30%	—	—
Total Repurchase agreements	4,344,659	0.57%	545,975	0.26%
CMBS under TALF	—	—	80,377	3.82%
Total Borrowings	4,344,659	0.57%	626,352	0.72%